UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 4, 2012

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales	1-5491	98-1023315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard

Suite 5450

Houston, Texas

77056-6189

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +1 713 621 7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On May 4, 2012, Rowan Companies plc, a public limited company organized under English law (“Rowan UK”), became a party to and a guarantor under the Credit Agreement dated September 16, 2010, with Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), Wells Fargo Bank, National Association, as Swingline Lender, Issuing Lender, a Lender and Administrative Agent, and certain other lenders (as heretofore amended, the “Credit Agreement”), pursuant to Amendment No. 2 to the Credit Agreement entered into on May 4, 2012 (the “Credit Agreement Amendment”) in connection with the Redomestication (as defined below).

In connection with the Credit Agreement Amendment and the Redomestication, on May 4, 2012, Rowan UK entered into a Parent Guaranty (the “Credit Agreement Guaranty”) in favor of Wells Fargo Bank, National Association, as Administrative Agent, for the benefit of the lenders to the Credit Agreement. The Credit Agreement Amendment provides that Rowan UK is a borrower under the Credit Agreement and makes certain other changes thereto, and the Credit Agreement Guaranty provides that Rowan UK fully and unconditionally guarantees the obligations of Rowan Delaware under the Credit Agreement, in each case as amended by the Credit Agreement Amendment.

The foregoing is qualified in its entirety by reference to the Credit Agreement Amendment and the Credit Agreement Guaranty, which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated into this Item 1.01 by reference.

Supplemental Indenture

On May 4, 2012, Rowan UK and Rowan Delaware entered into a Third Supplemental Indenture (the “Third Supplemental Indenture”) by and among Rowan UK, Rowan Delaware and the Trustee to the Indenture, dated as of July 21, 2009, as amended and supplemented by the first supplemental indenture thereto, dated July 21, 2009, and the second supplemental indenture thereto, dated August 30, 2010 (as amended and supplemented, the “Indenture”), by and between Rowan Delaware and U.S. Bank National Association, as trustee (the “Trustee”). Pursuant to the Third Supplemental Indenture, certain terms of Rowan Delaware’s 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019 (collectively, the “Rowan Notes”) were amended to provide for the unconditional and irrevocable guarantee by Rowan UK of the prompt payment, when due, of any amount owed to the holders of the Rowan Notes and to make other technical changes. The Third Supplemental Indenture did not require the consent of the holders of the Rowan Notes.

The foregoing is qualified in its entirety by reference to the Indenture, the first supplemental indenture thereto, the second supplemental indenture thereto and the Third Supplemental Indenture, which are attached as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, and are incorporated into this Item 1.01 by reference.

Deeds of Indemnity

The information under the heading “Deeds of Indemnity” in Item 5.02 of this Current Report on Form 8-K is incorporated by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information under the heading “Termination of Deposit Agreement” in Item 2.01 of this Current Report on Form 8-K is incorporated by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Completion of Merger

At 12:01 a.m. Eastern Time on May 4, 2012 (the “Effective Time”), Rowan UK became the successor issuer to Rowan Delaware following the completion of the merger (the “Merger”) between Rowan Delaware and one of its subsidiaries pursuant to an agreement and plan of merger and reorganization dated February 27, 2012 (as amended, the “Merger Agreement”) that was previously approved by our stockholders on April 16, 2012. As a result of the Merger, Rowan UK became the parent company of the Rowan group of companies and our place of incorporation was effectively changed from Delaware to the United Kingdom (“U.K.”). We refer to the transactions effecting these changes collectively as the “Redomestication.”

Termination of Deposit Agreement

On May 4, 2012, following the completion of the Merger, Rowan UK terminated the Deposit Agreement dated December 5, 2011, between Rowan UK and Citibank, N.A. (the “Deposit Agreement”). Prior to such termination, Citibank, N.A., acted as depositary for the Class A Ordinary Shares of Rowan UK, par value $0.125 per share (“Ordinary Shares”), and issued American depositary shares (collectively, the “ADS”) representing Ordinary Shares that were held prior to the Merger by a subsidiary of Rowan Delaware. At the Effective Time, shares of Rowan Delaware common stock, par value $0.125 per share, were converted into the right to receive ADS. Immediately after the Effective Time and following the termination of the Deposit Agreement, the ADS were cancelled and the underlying Ordinary Shares are now deliverable (on a one-for-one basis) to former holders of outstanding shares of Rowan Delaware common stock.

Registration of Ordinary Shares

The Ordinary Shares were registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 (File No. 333-179749) (the “Registration Statement”) filed by Rowan UK, which was declared effective by the Securities and Exchange Commission (the “Commission”) on March 5, 2012. The Ordinary Shares now trade on the New York Stock Exchange (“NYSE”) under the symbol “RDC,” the symbol for Rowan Delaware common stock prior to the Effective Time.

DTC Facility

On May 4, 2012, Rowan UK entered into an arrangement with The Depository Trust Company (“DTC”) and its related parties (the “DTC agreement”) whereby the Ordinary Shares became eligible for deposit and book-entry transfer services at DTC on May 4, 2012. The DTC agreement provides, among other items, that we will indemnify DTC and its related parties for any U.K. stamp duty and/or U.K. stamp duty reserve tax (“SDRT”) that may be assessed upon any of them as a result of their accepting the Ordinary Shares for deposit and providing book-entry transfer, clearance and settlement services for the Ordinary Shares. The DTC agreement also provides that DTC has discretion in certain circumstances to restrict services to, or exit from the depository and book-entry transfer services, the Ordinary Shares, including if DTC believes that it or any of its related parties might have any liability for stamp duty and/or SDRT in respect of the Ordinary Shares.

If, at any time after the consummation of the Merger, the Ordinary Shares are no longer eligible for DTC’s depository and book-entry transfer services, then we believe the Ordinary Shares would not be eligible for continued listing on a U.S. securities exchange or inclusion in the S&P 500 index and trading in the Ordinary Shares would be disrupted. While we would pursue alternative arrangements to preserve our listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Ordinary Shares.

At the Effective Time, Rowan UK acquired ownership of Rowan Delaware and its subsidiaries. Pursuant to Rule 414 of the Securities Act and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rowan UK is the successor issuer to Rowan Delaware and the Ordinary Shares are deemed to be registered under Section 12(b) of the Exchange Act. The Merger Agreement and Amendment No. 1 to the Merger Agreement are attached as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary of the Merger Agreement (including Amendment No. 1 to the Merger Agreement) is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.

The proxy statement/prospectus that forms a part of the Registration Statement (including the filings incorporated by reference herein) contains additional information about the Redomestication and the Merger.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the Credit Agreement Amendment, the Credit Agreement Guaranty and the Third Supplemental Indenture included under Item 1.01 are incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information included under Items 2.01, 5.03 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Deed of Assumption and Plan Amendments

On May 4, 2012, Rowan UK executed a Deed of Assumption (the “Deed of Assumption”) pursuant to which Rowan UK (i) assumed, as of the Effective Time, the 2009 Rowan Companies, Inc. Incentive Plan and related agreements of Rowan Delaware for purposes of granting awards thereunder in the future (the “Assumed Plan”), and (ii) assumed, as of the Effective Time, the administration of the following equity incentive and benefit plans and related agreements of Rowan Delaware that will remain sponsored by Rowan Delaware: 2005 Rowan Companies, Inc. Long-Term Incentive Plan, Rowan Companies, Inc. 1998 Nonemployee Director Stock Option Plan, Rowan Companies, Inc. Restated 1988 Nonqualified Stock Option Plan, Rowan Companies, Inc. Savings and Investment Plan, and administration of awards granted by Rowan Delaware prior to the Effective Time under the Assumed Plan (each, a “Remaining Plan” and collectively, the “Remaining Plans” and together with the Assumed Plan, the “Plans”). The Deed of Assumption is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

The Plans have been amended, effective as of the Effective Time, (i) to allow Rowan UK to adopt and assume the Assumed Plan as of the Effective Time and to provide for the appropriate substitution of Rowan UK in place of Rowan Delaware where applicable; (ii) to the extent the Assumed Plan or any Remaining Plan provides for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relates to or references, shares of common stock of Rowan Delaware, then after the Effective Time, to provide that such plan shall be deemed to provide for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relate to or reference, Ordinary Shares, or benefits or other amounts determined by reference to such Ordinary Shares, on a one-for-one basis; (iii) to adjust all outstanding equity awards that have been granted under the Assumed Plan and Remaining Plans, as of the Effective Time, to Ordinary Shares or rights over Ordinary Shares, as applicable, which are exercisable, issuable, held, available or which vest upon the same terms and conditions as under the applicable plan and the applicable award document or agreement issued thereunder, except that upon the exercise, issuance, holding, availability or vesting of such awards, Ordinary Shares shall be issuable or available on a one-for-one basis, or benefits or other amounts shall be determined by reference to such Ordinary Shares; (iv) to affirm that, to the extent the Merger constitutes a “Change in Control” or “Corporate Change” or any similar phrase or concept defined under the Plans, no adjustments other than those provided for in the Merger Agreement to any awards outstanding under the Plans are necessary; and (v) to comply with applicable English or U.S. corporate or tax law requirements (collectively, the “Plan Amendments”). In order to facilitate administration of the Plans and compliance with various English legal requirements, Rowan UK has established an employee benefit trust into which it deposited 500,000 Ordinary Shares in conjunction with the Merger. Copies of the Plan Amendments and related amended award agreements or notices adopted in connection with the Redomestication are filed as Exhibits 10.4-10.11 to this Current Report on Form 8-K and are incorporated herein by reference.

The foregoing summaries of the Deed of Assumption and Plan Amendments are qualified in their entirety by reference to the corresponding Exhibits to this Current Report on Form 8-K.

Change in Control Agreements

Rowan Delaware previously entered into change in control agreements and supplements thereto from time to time with certain of its officers which provide that, in the event the employment of the officer is terminated or modified under certain circumstances following a change in control of Rowan Delaware, Rowan Delaware will pay the officer certain sums and benefits (as supplemented, collectively, the “CIC Agreements”). In connection with the Redomestication Rowan Delaware is entering into an additional supplement to the CIC Agreement with each of such officers (collectively, the “CIC Supplements”), which changes the definition of “Change in Control” to be interpreted with respect to the ownership of Rowan UK and not with respect to the ownership of Rowan Delaware, and makes certain related changes to the CIC Agreement.

The foregoing summary is qualified in its entirety by reference to the form of CIC Supplement, which is attached as Exhibit 10.12 and is incorporated into this Item 5.02 by reference.

Election of Directors and Appointment of Officers

As of the Effective Time, in connection with the Merger, the directors of Rowan UK in place prior to the Effective Time resigned, and each of the directors of Rowan Delaware immediately prior to the Effective Time has been elected as a director of Rowan UK.

As of the Effective Time, each of the officers of Rowan UK in place prior to the Effective Time resigned, and the following persons have been appointed to the following officer positions with Rowan UK, the same positions they held with Rowan Delaware:

W. Matt Ralls	President and Chief Executive Officer
Thomas P. Burke	Chief Operating Officer
John L. Buvens	Executive Vice President, Legal
Mark A. Keller	Executive Vice President, Business Development
J. Kevin Bartol	Senior Vice President, Corporate Development
Melanie M. Trent	Senior Vice President, Chief Administrative Officer and Company Secretary
William H. Wells	Senior Vice President, Chief Financial Officer and Treasurer
Gregory M. Hatfield	Vice President and Controller

Deeds of Indemnity

Effective May 4, 2012, Rowan UK entered into a deed of indemnity with each of its directors and the officers listed above. In addition, prior indemnification agreements with Rowan Delaware remain in place. These agreements provide for Rowan UK and Rowan Delaware to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under applicable directors’ and officers’ liability insurance policies. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law, as applicable, and under the governing documents of Rowan UK and Rowan Delaware. The foregoing description of the deeds of indemnity is qualified in its entirety by reference to the form of Rowan UK deed of indemnity, which is filed as Exhibit 10.13 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Redomestication, Rowan UK (previously known as Rowan Companies Limited but re-registered as Rowan Companies plc) amended its articles of association, effective as of May 4, 2012 (the “New Articles”), which New Articles will govern Rowan UK. The summary of the material terms of the New Articles described under the heading “Description of Class A Ordinary Shares of Rowan UK” in Item 8.01 of this Current Report on Form 8-K and, as it relates to Ordinary Shares, under the heading “Comparison of Rights of Stockholders/Shareholders” in the Registration Statement, are incorporated herein by reference. The complete text of the New Articles is attached as Exhibit 3.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The summary of the New Articles is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.

Item 8.01	Other Events.

DESCRIPTION OF CLASS A ORDINARY SHARES OF ROWAN UK

General

The following information is a summary of the material terms of the Ordinary Shares, as specified in the New Articles. You are encouraged to read the New Articles carefully. As detailed above, in conjunction with the Merger, former holders of Rowan Delaware common stock will receive (on a one-for-one basis) Ordinary Shares.

All of the issued Ordinary Shares are fully paid and not subject to any further calls or assessments by Rowan UK. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Ordinary Shares. The Ordinary Shares are not admitted to the CREST system.

Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the Ordinary Shares in the same manner and under the same terms as U.K. residents or nationals.

In connection with the listing of the Ordinary Shares on the NYSE, Rowan UK became a “quoted company” for purposes of the U.K. Companies Act 2006 (the “Companies Act”), which provides certain additional rights and disclosure obligations by Rowan UK. These rights and obligations include, among others, the right to raise audit concerns, the right to require an independent report on poll votes and additional disclosure in Rowan UK’s annual report.

Share Capital

As of the Effective Time, there were 124,734,407 Ordinary Shares in issue and 50,000 Class B Ordinary Shares in issue. The board of directors of Rowan UK (the “Rowan UK Board”) is authorized, for a period of five years from April 30, 2012, to allot shares in Rowan UK, or to grant rights to subscribe for or convert any security into shares in Rowan UK, up to an aggregate nominal amount of $18,750,000 and to exclude preemptive rights in respect of such allotments for the same period of time. Such newly allotted shares will be in such classes, including Ordinary Shares, and have such rights as the Rowan UK Board shall determine at the time of allotment and issuance.

The Ordinary Shares and the Class B Ordinary Shares will have the same rights and privileges in all respects, except that the Class B Ordinary Shares will have no voting rights or rights to dividends or distributions to the extent that they are held by Rowan Delaware.

Dividends

Subject to the Companies Act, the Rowan UK Board may declare a dividend to be paid to the shareholders according to their respective rights and interests in Rowan UK and may fix the time for payment of such dividend. The Rowan UK Board may from time to time declare and pay (on any class of shares of any amounts and in any currency) dividends on its issued share capital only out of its distributable profits. Under English law, “distributable profits” are a company’s accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made, calculated on a standalone basis. Distributable profits are determined in accordance with generally accepted accounting principles in the U.K. at the time the relevant accounts are prepared. Rowan UK will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its called-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount.

There are no fixed dates on which entitlement to dividends arise on any of the Ordinary Shares. The Rowan UK Board may direct the payment of all or any part of a dividend to be satisfied by distributing specific assets, in particular paid up shares or debentures of any other company. The New Articles also permit a scrip dividend scheme under which shareholders may be given the opportunity to elect to receive fully paid Ordinary Shares instead of cash with respect to all or part of future dividends.

If a shareholder owes any money to Rowan UK relating in any way to any class of shares of Rowan UK, the Rowan UK Board may deduct any of this money from any dividend on any shares held by the shareholder, or from other money payable by Rowan UK in respect of the shares. Money deducted in this way may be used to pay the amount owed to Rowan UK.

Unclaimed dividends and other amounts payable by Rowan UK in respect of an Ordinary Share can be invested or otherwise used by directors for the benefit of Rowan UK until they are claimed under English law. A dividend or other money remaining unclaimed for a period of 12 years after it first became due for payment will be forfeited and cease to remain owed by Rowan UK.

Voting Rights

At a general meeting any resolutions put to a vote must be decided on a poll.

Subject to any rights or restrictions as to voting attached to any class of shares in accordance with the New Articles and subject to disenfranchisement, (i) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, (ii) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares, or (iii) with respect to any shares held by any subsidiary of Rowan UK, every shareholder (other than Rowan Delaware or any other subsidiary of Rowan UK) who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at a general meeting of the shareholders of Rowan UK will have one vote for every Ordinary Share of which such person is the holder, and every person present who has been appointed as a proxy shall have one vote for every share in respect of which such person is the proxy.

In the case of joint holders, the vote of the person whose name stands first in the register of shareholders and who tenders a vote, whether in person or by proxy, is accepted to the exclusion of any votes tendered by any other joint holders.

The necessary quorum for a general shareholder meeting is the shareholders who together represent at least the majority of the voting rights of all the shareholders entitled to vote present in person or by proxy (i.e., any shares whose voting rights have been disenfranchised, whether pursuant to the Companies Act and/or under the New Articles, shall be disregarded for the purposes of determining a quorum).

An annual general meeting shall be called by not less than 21 clear days’ notice and no more than 60 days’ notice. For all other general meetings except general meetings properly requisitioned by shareholders, such meetings shall be called by not less than 14 clear days’ notice and no more than 60 days’ notice. The notice of meeting must also specify a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Under English law, if the Ordinary Shares are issued in uncertificated form or are admitted to trading on a regulated market in the European Economic Area, that time must not be more than 48 hours before the time fixed for the meeting with no account being taken of any part of a day that is not a working day. In calculating the period mentioned, “clear days” means calendar days and excludes (i) the date a notice is given or a request received and (ii) the date of the meeting itself. The number of shares then registered in their respective names shall determine the number of votes a person is entitled to cast at that meeting.

An appointment of proxy (whether in hard copy form or electronic form, or any other form or manner of communication approved by the Rowan UK Board) must be received by Rowan UK before the time specified by the Rowan UK Board. In the case of a poll taken more than 48 hours after the meeting at which the relevant vote was to be taken, an appointment of proxy must be received after such meeting and not less than 24 hours (or such shorter time as the Rowan UK Board may determine) before the time appointed for taking the poll; or in the case of a poll not taken immediately but taken not more than 48 hours after the meeting, the appointment of proxy must be delivered at the meeting at which the poll is to be taken. An appointment of proxy not received or delivered in accordance with the New Articles is invalid under English law.

Return of Capital

In the event of a voluntary winding-up of Rowan UK, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Rowan UK, whether or not the assets consist of property of one kind or of different kinds.

The liquidator may also, with the same authority, transfer the whole or any part of the assets to trustees upon any trusts for the benefit of the shareholders as the liquidator decides. No past or present shareholder can be compelled to accept any asset which could subject him or her to a liability.

Preemptive Rights and New Issues of Shares

Under Section 549 of the Companies Act, directors are, with certain exceptions, unable to allot securities without being authorized either by the shareholders in a general meeting or by the New Articles pursuant to Section 551 of the Companies Act. In addition, under the Companies Act, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal (i.e., par) values of their holdings on the same or more favorable terms, unless a special resolution (i.e., 75 percent of votes cast) to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders approval would be required to renew the exclusion). In this context, equity securities generally means in relation to Ordinary Shares (being shares other than shares which with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution) and all rights to subscribe for or convert securities into such shares.

The Rowan UK Board is authorized (generally and unconditionally), for a period up to five years from April 30, 2012, to allot shares, or to grant rights to subscribe for or to convert any security into shares in Rowan UK, up to an aggregate nominal amount of $18,750,000 and to exclude preemptive rights in respect of such issuances for the same period of time. Such authority will continue for five years and thereafter it must be renewed by a vote of the shareholders, but Rowan UK may seek renewal for additional five year terms more frequently. Rowan UK may, before the expiration of any such authority, make an offer or agreement which would or might require Ordinary Shares to be allotted (or rights to be granted) after such expiration, and the Rowan UK Board may allot shares or grant rights in pursuance of such an offer or agreement as if the authority to allot had not expired.

Subject to the provisions of the Companies Act and to any rights attached to any existing shares, any Ordinary Shares may be issued with, or have attached to them, such rights or restrictions as the shareholders of Rowan UK may by ordinary resolution determine or, where the above authorizations are in place, the Rowan UK Board may determine such rights or restrictions.

The Companies Act prohibits an English company from issuing shares for no consideration, including with respect to Ordinary Shares to be issued pursuant to stock appreciation rights, restricted stock and restricted stock units granted under any equity incentive plan of Rowan UK. Accordingly, the nominal value of the Ordinary Shares issued pursuant to any such award or any other share-based award granted under any equity incentive plan of Rowan UK must be paid pursuant to the Companies Act.

Disclosure of Interests in Shares

Section 793 of the Companies Act provides Rowan UK the power to require persons whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any shares (which are referred to as the “default shares”) to disclose prescribed particulars of those shares. For this purpose, “default shares” includes any shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the Companies Act.

Under the New Articles, Rowan UK will also withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer default shares if the relevant holder of default shares has failed to provide the information requested within 14 days after the date of sending the notice, depending on the level of the relevant shareholding (and unless the Rowan UK Board decides otherwise).

Alteration of Share Capital/Repurchase of Shares

Rowan UK may from time to time by ordinary resolution of its shareholders:

•	increase its share capital by allotting new shares in accordance with the authority contained in the shareholder resolution referred to above and the New Articles;

•	consolidate and divide all or any of its share capital into shares of a larger nominal amount than the existing shares; and

•	subdivide any of its shares into shares of a smaller nominal amount than its existing shares.

Subject to the Companies Act and to any rights the holders of any Ordinary Shares may have, Rowan UK may purchase any of its own shares of any class (including any redeemable shares, if the Rowan UK Board should decide to issue any) by way of “off market purchases” with the prior approval of shareholders by special resolution (i.e., 75 percent of votes cast). Such approval may last for up to five years from the date of the special resolution, and renewal of such approval for additional five year terms may be sought more frequently. Rowan UK is currently authorized to enter into an agreement with a certain investment bank pursuant to which it could effect repurchases of up to 10 percent per annum of the share capital outstanding as of the beginning of each calendar year (up to a maximum of 50 million Ordinary Shares) during the five year period commencing on April 30, 2012. Shares may only be repurchased out of distributable profits or the proceeds of a fresh issue of shares made for that purpose and, if a premium is paid, it must be paid out of distributable profits.

The New Articles provide that, if another class of shares is in issue with the right to vote to approve Ordinary Share repurchase agreements by way of “off market purchases,” the holders of Ordinary Shares will not have the right to vote such shares with respect to such special resolution, and would not have the right to receive notice of or attend any meeting whose sole business is to approve such special resolution. As the Class B Ordinary Shares are held by a subsidiary of Rowan UK, they are not able to vote on special resolutions to approve such “off market purchases” of Ordinary Shares, but they would have such rights if they were subsequently transferred to a person other than a subsidiary of Rowan UK. Further, under the New Articles, the Rowan UK Board may allot and issue additional classes of shares with rights to vote on special resolutions to approve Ordinary Share repurchase agreements by way of “off market purchases.” This potential disapplication of certain limited rights of the Ordinary Shares would expire at least every five years unless extended by a special resolution of the shareholders.

Transfer of Shares

The New Articles allow shareholders to transfer all or any of their certificated shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the Companies Act and is approved by the Rowan UK Board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee and must be delivered to the registered office or any other place the Rowan UK Board decides.

The Rowan UK Board may refuse to register a transfer:

•	if the shares in question are not fully paid;

•	if it is with respect to more than one class of shares;

•	if it is with respect to shares on which Rowan UK has a lien;

•	if it is in favor of more than four persons jointly;

•	if it is not duly stamped (if such a stamp is required);

•	if it is not presented for registration together with the share certificate and evidence of title as the Rowan UK Board reasonably requires;

•	in certain circumstances, if the holder has failed to provide the required particulars to Rowan UK as described above in the section “— Disclosure of Interests in Shares”; or

•	in certain circumstances, if there has been a breach of the mandatory offer provisions in the New Articles as described below in the section “— Mandatory Offers”.

If the Rowan UK Board refuses to register a transfer of a share, it shall, within two months after the date on which the transfer was lodged with Rowan UK, send to the transferee notice of the refusal together with its reasons for refusal.

General Meetings and Notices

The notice of a general meeting shall be provided to the shareholders (other than any who, under the provisions of the New Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Rowan UK Board and to the auditors.

Under English law, Rowan UK is required to hold an annual general meeting of shareholders within six months from the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Rowan UK Board.

Mandatory Offers

Although Rowan UK will not be subject to the U.K. City Code on Takeovers and Mergers (the “Takeover Code”) immediately following the Redomestication, the Rowan UK Board recognizes the importance of the mandatory offer provisions and certain other Takeover Code protections afforded to shareholders of U.K. public companies that are mandatorily subject to the Takeover Code. The New Articles include similar protections. These provisions are summarized below and seek to regulate certain acquisitions of interests in the shares of Rowan UK but do in some respects differ from the terms of the analogous protection under the Takeover Code. These provisions do not, however, provide all of the protections provided by the Takeover Code as the Rowan UK Board does not believe all provisions of the Takeover Code would be of benefit to the Rowan UK shareholders.

Under the applicable provisions of the New Articles, which are intended to be similar to Rule 9 of the Takeover Code (except as described below), a person must not:

(i) whether by a series of transactions over a period of time or not, acquire an interest in shares which (taken together with shares in which persons determined by the Rowan UK Board to be acting in concert with him or her are interested) carry 30 percent or more of the voting rights of Rowan UK; or

(ii) while he or she (together with persons determined by the Rowan UK Board to be acting in concert with him or her) is interested in shares which in aggregate carry not less than 30 percent but not more than 50 percent of the voting rights of Rowan UK, acquire, whether by himself or herself or with persons determined by the Rowan UK Board to be acting in concert with him or her, an interest in any other shares that (taken together with any interests in shares held by persons determined by the Rowan UK Board to be acting in concert with him or her), increases the percentage of shares carrying voting rights in which he or she is interested, except, in either case:

(1) with the consent of the Rowan UK Board, pursuant to an offer recommended by the Rowan UK Board or with the prior approval of the shareholders of Rowan UK (other than: (a) the acquirer and persons acting in concert with him or her; or (b) persons from whom the acquirer (together with persons determined by the Rowan UK Board to be acting in concert with him or her) has agreed to acquire shares or has otherwise obtained an irrevocable commitment in relation to the acquisition of shares by the acquirer or any persons determined by the Rowan UK Board to be acting in concert with him or her);

(2) where the acquisition is made in breach of either limit described in (i) or (ii) above as a result of a tender offer for all of the issued and outstanding shares of Rowan UK that is in cash (or accompanied by a cash alternative) and otherwise in accordance with the Takeover Code; or

(3) where the acquisition is made pursuant to a single transaction which causes a breach of either limit described in (1) or (2) above otherwise than as a result of a tender offer (for example, by an open market purchase) and the acquirer makes and implements a mandatory offer to all other shareholders of Rowan UK on the basis described below (provided that, subject to certain exceptions, no further acquisitions are made by the acquirer other than pursuant to such a mandatory offer).

Where a mandatory offer is required under the New Articles for the acquirer to avail itself of the exception in (3), such mandatory offer must be made and implemented in accordance with the rules applicable to mandatory offers under the Takeover Code (as if the Takeover Code applied to Rowan UK). In particular, it must be unconditional (other than as to acceptances), be in cash (or accompanied by a cash alternative) and be at the highest price paid by such person required to make the mandatory offer (or any other person acting in concert with such person) for any interest in shares in Rowan UK during the previous 12 months. Such a mandatory offer must be made within 7 days of breaching either limit described in (i) or (ii) above, which is a shorter time period than would normally apply under the analogous provisions of the Takeover Code.

The exemption from breaching either limit described in (i) or (ii) (as described in (2) above) is narrower than the analogous exemption in the Takeover Code because under the Takeover Code acquisitions pursuant to non-cash and partial offers may also be exempt. This potentially provides the Rowan UK Board with greater power to defend a hostile non-cash or partial tender offer than would otherwise be available under the Takeover Code.

As set out in Article 147 of the New Articles, the Rowan UK Board would have various powers (the exercise of which will be subject to their fiduciary duties) to enforce these provisions (including disenfranchisement (as regards voting and entitlement to distributions) and refusal to register the transfer of shares).

The Rowan UK Board has the full authority to determine the application of these provisions in the New Articles, including the deemed application of any relevant parts of the Takeover Code and such authority includes all the discretion that the UK Panel on Takeovers and Mergers would exercise if the Takeover Code applied to Rowan UK. The Rowan UK Board is not required to give any reason for any decision or determination it makes.

Squeeze-out & Sell-out Provisions

Squeeze-out

Under the Companies Act, if an offeror were to acquire or unconditionally contract to acquire 90 percent of the shares to which the offer relates and 90 percent of the voting rights attached to those shares, then, within three months of the last day on which its offer can be accepted, it could compulsorily acquire the remaining 10 percent. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares and then, six weeks later, it would execute a transfer of the issued shares in its favor and pay the consideration to Rowan UK, which would hold the consideration in trust for outstanding shareholders. The consideration offered to the shareholders whose shares are compulsorily acquired must, in general, be the same as the consideration that was available under the takeover offer.

Sell-out

The Companies Act would also provide Rowan UK’s minority shareholders a right to be bought out in certain circumstances by an offeror who had made a takeover offer. If at any time before the end of the period within which a takeover offer could be accepted (as set forth in such offer), the offeror holds or has unconditionally contracted to acquire with or without any other shares in Rowan UK that the offeror has acquired or contracted to acquire (i) not less than 90 percent in value of all the voting shares in Rowan UK, and (ii) shares that carry not less than 90 percent of the voting rights in Rowan UK, then any holder of shares to which the offer related who had not accepted the offer could, by a written communication to the offeror, require the offeror to acquire those shares. The offeror would be required to provide any Rowan UK shareholder notice of his right to be bought out within one month of that right arising. Sell-out rights cannot be exercised after the end of the period of three months from the last date on which the offer can be accepted or, if later, three months from the date on which the notice is served on the Rowan UK shareholders notifying them of their sell-out rights. If a shareholder of Rowan UK exercises its rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Liability of Rowan UK and its Directors and Officers

The New Articles provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against Rowan UK or its directors.

Anti-takeover Provisions

Takeover offers and certain other transactions in respect of certain public companies are regulated by the Takeover Code, which is administered by the Takeover Panel, a body consisting of representatives of the City of London financial and professional institutions which oversees the conduct of takeovers. An English public limited company is potentially subject to the Takeover Code if, among other factors, its central place of management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Panel will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. The Takeover Panel has confirmed that, based upon Rowan UK’s current and intended plans for its directors and management and, for purposes of the Takeover Code, Rowan UK will be considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code would not apply to Rowan UK. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to Rowan UK.

While the Merger is not intended to implement any anti-takeover provisions, the level of anti-takeover provisions with respect to Rowan UK differ from that with respect to Rowan Delaware by virtue of the differences between the Delaware General Corporation Law and the Companies Act, the differences between the certificate of incorporation and bylaws of Rowan Delaware and the New Articles of Rowan UK and the differences between the rights of holders of shares of common stock of Rowan Delaware, the rights of holders of Ordinary Shares. The provisions summarized below do not include those provisions resulting from the Companies Act. The provisions of the New Articles summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of Ordinary Shares, and discouraging, delaying or preventing changes in control or management of Rowan UK.

Declassified Board of Directors

With the adoption of the proposal to declassify the Rowan UK Board, the directors, including directors elected to a three-year term at the general meeting scheduled for 2012, and any replacement for any such director, will initially continue to serve the remainder of their elected three-year terms. The directors elected at the 2013 annual general meeting (and each annual general meeting thereafter) will be elected for one-year terms, and beginning with the 2015 annual general meeting, the entire Rowan UK Board will be elected annually. Under English law, shareholders have no cumulative voting rights. In addition, the New Articles incorporate similar provisions to those contained in Rowan Delaware’s certificate of incorporation and bylaws, which regulate shareholders’ ability to nominate directors for election, subject to a five percent share ownership requirement as provided under the Companies Act. Although shareholders have the ability to remove a director without cause under English law, the current classification of the Rowan UK Board, the lack of cumulative voting and the limitations on shareholders’ powers to nominate directors may have the effect of making it more difficult not only for any party to obtain control of Rowan UK by replacing the majority of the Rowan UK Board but also to force an immediate change in the composition of the Rowan UK Board. However, under the New Articles, if the shareholders remove the entire board, a shareholder may then convene a general meeting for the purpose of appointing directors.

Issuance of Additional Shares

As identified above, the Rowan UK Board is authorized (generally and unconditionally), for a period up to five years from April 30, 2012, to allot shares, or to grant rights to subscribe for or to convert any security into shares in Rowan UK, up to an aggregate nominal amount of $18,750,000 and to exclude preemptive rights in respect of such issuances for the same period of time. Such authority will continue for five years and thereafter it must be renewed by a vote of the shareholders, but Rowan UK may seek renewal for additional five year terms more frequently. The issuance of additional shares on various terms could adversely affect the holders of Ordinary Shares. The potential issuance of additional shares may discourage bids for Ordinary Shares at a premium over the market price, may adversely affect the market price of Ordinary Shares and may discourage, delay or prevent a change of control of Rowan UK.

Shareholder Rights Plan

The Rowan UK Board has the necessary corporate authority, without further action of its shareholders for a period of five years, but subject to its statutory and fiduciary duties, to give effect to a shareholder rights plan and to fix the terms thereof. Under a shareholder rights plan, subscription rights to acquire newly issued shares in Rowan UK would be issued to all shareholders. The exercise of these subscription rights would not be dependent on Rowan UK having a need for new capital. The newly issued shares may be of any class and so may have rights equal to or in priority to the Ordinary Shares. After a person acquired beneficial ownership of a specified percentage (typically 20 percent) of the outstanding shares of Rowan UK, the rights would become exercisable by all holders thereof (other than the acquiring person and any affiliated or associated persons of it). Each such holder of a right would, upon the right becoming exercisable, have the right to receive upon exercise shares with a market value greater than the exercise price. As a result, such a plan could make it more difficult for another party to obtain control of Rowan UK by threatening to dilute a potential acquirer’s ownership interest in the company under certain circumstances.

The Rowan UK Board may adopt a shareholder rights plan at any time. Rowan Delaware had the authority to adopt a shareholder rights plan under Delaware law. The Rowan UK Board will have the authority without reference to its shareholders, but subject to its statutory and fiduciary duties, to determine whether or not to redeem the subscription rights granted under a shareholder rights plan.

The protections described under “Providing shareholders with certain protections similar to those of the U.K. Takeover Code” and other provisions of the New Articles, as well as any adoption of a shareholder rights plan, could discourage potential acquisition proposals and could delay or prevent a change in control. However, these provisions are intended to enhance shareholder value by discouraging hostile takeover tactics. For example, a shareholder rights plan could be used to improve the likelihood that (i) any process which may result in an acquisition or change of control is conducted in an orderly manner, including by providing additional time to negotiate with additional bidders or pursue alternative strategies; (ii) all shareholders are treated equally and fairly and in a similar manner; (iii) the success of the company is promoted for the benefit of its shareholders as a whole; (iv) the long term interests of the company, its employees, its shareholders and its business would be safeguarded; and/or (v) the company would not suffer serious economic harm. Moreover, the Rowan UK Board could use a shareholder rights plan to prevent the consummation of a hostile offer that the board believed undervalued the company or was otherwise not in the long term interests of shareholders.

It should be noted that these provisions potentially provide the Rowan UK Board with greater power to defend a hostile tender offer (or the acquisition of a significant interest in Rowan UK) than would otherwise be available under the Takeover Code and could have the effect of discouraging tender offers for Ordinary Shares and, as a consequence, may adversely affect the market price of the Ordinary Shares or inhibit fluctuations in the market price of Ordinary Shares that could otherwise result from actual or rumored takeover attempts.

Mandatory Offer Provisions

Although not intended to be an anti-takeover provision, the mandatory offer provisions could have the effect of discouraging, delaying or preventing tender offers that are not all-cash or are for less than all of the issued and outstanding shares unless they have the consent of the Rowan UK Board or the prior approval of the shareholders of Rowan UK, including tender offers that might result in a premium being paid over the market price of Ordinary Shares, as applicable, and discouraging, delaying or preventing changes in control or management of Rowan UK.

DTC AND CUSTODIAL ARRANGEMENTS

Holders of Ordinary Shares are strongly encouraged to hold their Ordinary Shares in book-entry form through the facilities of DTC or in a custodial account as described below. Any instrument of transfer of Ordinary Shares that is not held by DTC (i.e., shares not held within DTC by a DTC participant, such as by a broker or in a custodial account) will attract stamp duty at a rate of 0.5% of the consideration for the transfer. An unconditional agreement for such transfer, or a conditional agreement which subsequently becomes unconditional, will be liable for SDRT generally at the rate of 0.5% of the consideration for the transfer; but such liability will be cancelled if the agreement is completed by a duty stamped instrument of transfer within six years of the date of the agreement, or if the agreement was conditional, the date the agreement became unconditional. Where stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim. Stamp duty and SDRT are normally paid by the purchaser.

Any such duty must be paid (and the relevant transfer document stamped) before the transfer can be registered in the books of Rowan UK. Any transfer for no consideration will not attract a stamp duty or SDRT charge. If those shares are redeposited into DTC, the special transfer arrangements will attract stamp duty at a rate of 1.5% of the value of the shares (rounded up the nearest £5). These special transfer arrangements will require the depositing party to pay 1.5% stamp duty. This will necessarily result in greater delay and expense as compared to transfers by way of book entry through DTC.

Accordingly, Rowan UK may put in place arrangements to require that Ordinary Shares held in certificated form cannot be transferred into the DTC system until the transferor of such shares has first delivered the shares to a depositary specified by Rowan UK so that stamp duty may be collected in connection with the initial delivery to the depository. Any such Ordinary Shares will be evidenced by a receipt issued by the depositary. Before the transfer can be registered in the books of Rowan UK, the transferor will also be required to pay funds into the depositary to settle the resultant liability to stamp duty, which will be charged at a rate of 1.5% of the value of the shares, rounded up to the nearest £5.

All Ordinary Shares deliverable in respect of shares of Rowan Delaware common stock held of record (other than such shares held of record by Cede & Co., as nominee for DTC) in conjunction with the Merger will not be delivered to the record holders, but rather will be delivered to a bank or trust company that is a participant of DTC (the “Custodian”). The Custodian will hold such Ordinary Shares for the benefit of such holders until instructions are received from the holder, as described below.

As a result, for former Rowan Delaware record holders who hold share certificates representing shares of Rowan Delaware common stock or uncertificated shares of Rowan Delaware common stock that are not deposited with DTC, Ordinary Shares will initially be delivered to Computershare Trust Company, N.A., or an affiliate thereof, as the Custodian for the exchange agent in the Merger on behalf of such former stockholders, and held in its account at DTC. Fees will not apply to the record holder if the record holder chooses to enroll in custody services offered by the Custodian. No fees will be payable if any such holder who wishes to transfer its Ordinary Shares from the custody of the Custodian to another bank or broker within the DTC system or to receive certificated Ordinary Shares will be charged any fees to do so. Fees will apply if the holder elects to sell securities via the Custodian.

Former record holders of Rowan Delaware common stock will also be provided with terms and conditions governing the custody facility. Holders who wish the Custodian to hold their Ordinary Shares will be expected to provide the Custodian with “know your customer” information and other customary documentation and agree to certain terms and conditions. Certain non-U.S. shareholders will not be eligible to hold their Ordinary Shares through the Custodian. Any holders who do not elect to transfer their Ordinary Shares to a bank or broker within DTC or enroll in the custody facility may elect to receive Ordinary Shares in certificated form. However, subsequent transfers of Ordinary Shares held in certificated form may attract stamp duty and SDRT. If such shares are to be subsequently deposited into DTC, the DTC participant wishing to make the deposit will be required to comply with special transfer procedures and will be required to pay an amount equal to 1.5% SDRT or stamp tax that would otherwise apply if the shares were transferred directly to DTC’s nominee.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization by and between Rowan Companies, Inc. and Rowan Mergeco, LLC, dated February 27, 2012 (incorporated by reference to Annex A of the Registration Statement on Form S-4 filed by Rowan Companies Limited on February 27, 2012 with the Securities and Exchange Commission).

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated April 12, 2012 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K dated April 12, 2012).

3.1	Articles of Association of Rowan Companies plc.

4.1	Indenture for Senior Debt Securities, dated as of July 21, 2009, between Rowan Companies, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of Rowan Compaines, Inc., filed on July 21, 2009 (File No. 1-5491)).

4.2	First Supplemental Indenture, dated as of July 21, 2009, between Rowan Companies, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of Rowan Companies, Inc., filed on July 21, 2009 (File No. 1-5491)).

4.3	Second Supplemental Indenture, dated as of August 30, 2010, between Rowan Companies, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of Rowan Companies, Inc., filed on August 30, 2010 (File No. 1-5491)).

4.4	Third Supplemental Indenture, dated as of May 4, 2012, among Rowan Companies, Inc., Rowan Companies plc and U.S. Bank National Association, as trustee.

4.5	Form of Share Certificate for Rowan Companies plc.

10.1	Amendment No. 2 to Credit Agreement, dated as of May 4, 2012, among Rowan Companies, Inc., Rowan Companies plc and Wells Fargo Bank, National Association, as Swingline Lender, Issuing Lender, a Lender and Administrative Agent (includes the conformed copy of the Credit Agreement, dated as of September 16, 2010).

10.2	Guaranty, dated as of May 4, 2012, by Rowan Companies plc, as Guarantor, in favor of Wells Fargo Bank, National Association, as Administrative Agent.

10.3	Deed of Assumption, dated May 4, 2012, executed by Rowan Companies plc.

10.4	2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.5	Form of Restricted Share Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

Exhibit Number	Description
10.6	Form of Restricted Share Unit Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.7	Form of Non-employee Directors Restricted Share Unit Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.8	Form of Share Appreciation Right Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.9	Amendment to Rowan Companies, Inc. Restated 1988 Nonqualified Stock Option Plan.

10.10	Amendment to Rowan Companies, Inc. 1998 Nonemployee Director Stock Option Plan.

10.11	Amendment to 2005 Rowan Companies, Inc. Long-Term Incentive Plan.

10.12	Form of Supplement to Change in Control Agreement.

10.13	Form of Deed of Indemnity of Rowan Companies plc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2012

ROWAN COMPANIES PLC

By:	/s/ William H. Wells
William H. Wells
Senior Vice President — Chief Financial Officer and Treasurer
(Principal Financial Officer)

Index to Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization by and between Rowan Companies, Inc. and Rowan Mergeco, LLC, dated February 27, 2012 (incorporated by reference to Annex A of the Registration Statement on Form S-4 filed by Rowan Companies Limited on February 27, 2012 with the Securities and Exchange Commission).

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated April 12, 2012 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K dated April 12, 2012).

3.1	Articles of Association of Rowan Companies plc.

4.1	Indenture for Senior Debt Securities, dated as of July 21, 2009, between Rowan Companies, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of Rowan Compaines, Inc., filed on July 21, 2009 (File No. 1-5491)).

4.2	First Supplemental Indenture, dated as of July 21, 2009, between Rowan Companies, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of Rowan Companies, Inc., filed on July 21, 2009 (File No. 1-5491)).

4.3	Second Supplemental Indenture, dated as of August 30, 2010, between Rowan Companies, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of Rowan Companies, Inc., filed on August 30, 2010 (File No. 1-5491)).

4.4	Third Supplemental Indenture, dated as of May 4, 2012, among Rowan Companies, Inc., Rowan Companies plc and U.S. Bank National Association, as trustee.

4.5	Form of Share Certificate for Rowan Companies plc.

10.1	Amendment No. 2 to Credit Agreement, dated as of May 4, 2012, among Rowan Companies, Inc., Rowan Companies plc and Wells Fargo Bank, National Association, as Swingline Lender, Issuing Lender, a Lender and Administrative Agent (includes the conformed copy of the Credit Agreement, dated as of September 16, 2010).

10.2	Guaranty, dated as of May 4, 2012, by Rowan Companies plc, as Guarantor, in favor of Wells Fargo Bank, National Association, as Administrative Agent.

10.3	Deed of Assumption, dated May 4, 2012, executed by Rowan Companies plc.

10.4	2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.5	Form of Restricted Share Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

Exhibit Number	Description
10.6	Form of Restricted Share Unit Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.7	Form of Non-employee Directors Restricted Share Unit Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.8	Form of Share Appreciation Right Notice pursuant to 2009 Rowan Companies, Inc. Incentive Plan (as Amended and Restated and as Assumed and Adopted by Rowan Companies plc, effective May 4, 2012).

10.9	Amendment to Rowan Companies, Inc. Restated 1988 Nonqualified Stock Option Plan.

10.10	Amendment to Rowan Companies, Inc. 1998 Nonemployee Director Stock Option Plan.

10.11	Amendment to 2005 Rowan Companies, Inc. Long-Term Incentive Plan.

10.12	Form of Supplement to Change in Control Agreement.

10.13	Form of Deed of Indemnity of Rowan Companies plc.